EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT:    PAT MCGOLDRICK
            PRESIDENT AND CHIEF EXECUTIVE OFFICER
            RIVOLI, BANCORP, INC.
            MACON, GEORGIA 31210
             (478) 475-5040

             RIVOLI BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS
             ----------------------------------------------------

Rivoli BanCorp, Inc. reported the results of operations for the quarter ended March 31, 2005 reflecting net income of $335,606 or $0.34 per share compared to a net income of $306,194 or $0.30 per share for the first quarter of 2004.

Total assets of $202.5 million at March 31, 2005 represent a 31.2 percent increase from total assets of $154.4 at March 31, 2004. Gross loans at March 31, 2005 totaled $154.3 million, up 32.0 percent from March 31, 2004. Deposits as of March 31, 2005 were $160.7 million, representing a 47.2 percent increase over $109.2 deposits at March 31, 2004.

Net interest income (interest earned on loans and investments less interest paid on deposits and other borrowings) for the quarter ended March 31, 2005 totaled $1,915,760, an increase of $521,018, or 37.4 percent, as compared to the first quarter of 2004. For the quarter ended March 31, 2005 noninterest income (other fees and services) increased to $948,250, a 116.5 percent improvement compared to the first quarter of 2003. Noninterest expense increased to $2,098,726, an increase of 60.5 percent from the same quarter in 2004, primarily as a result of expansion costs related to the mortgage division and additional staff.

Rivoli BanCorp President, Pat McGoldrick, said, "We had a good first quarter, and we are proud of our growth and earnings. We look forward to 2005 with the opening of our Bass Road and Griffin offices."

Rivoli BanCorp, Inc. is a one-bank holding company that owns all of the issued and outstanding stock of Rivoli Bank & Trust, which operates two banking offices in Macon, Georgia, a Loan Production office in Griffin, Georgia and four Rivoli Mortgage offices in Warner Robins, Butler and Macon.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. Such statements are subject to certain risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could effect, the Company's financial performance and could cause actual results for 2005 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that nay projected results expressed or implied therein will not be realized.